Exhibit 99.2

For Immediate Release	Media contacts:

Kelly Striewski / Heather McGuire
B|W|R Public Relations
(310) 248-6164 / (310) 248-6141
kstriewski@bwr-la.com / hmcguire@bwr-la.com

Mark Mears
The Cheesecake Factory
(818) 871-3014
mmears@thecheesecakefactory.com

‘TIS THE SEASON FOR SHARING:

THE CHEESECAKE FACTORY EXTENDS LONGTIME CHARITABLE EFFORTS

Calabasas Hills, CA (November 17, 2008) – Well known for generous portions that encourage sharing, The Cheesecake Factory Incorporated is reconfirming its 30-year legacy of sharing with others and “giving back” to the communities of which it is a part.   In celebration of The Cheesecake Factory’s 30th anniversary this year, and in light of economic challenges facing our most vulnerable community members, The Cheesecake Factory is expanding its longstanding charitable efforts in the following ways:

•                  Hosting its sixth-annual Thanksgiving Day Feast in two additional cities.  This year, more than 2,000 staff members will volunteer at a dozen Salvation Army shelters across the country to prepare and serve Thanksgiving Day dinner —Cheesecake Factory style— to more than 4,500 homeless and low-income individuals and families.

•                  Launching nationwide participation in Harvest Program, a food donation program.  Through this effort, excess, unused food from all The Cheesecake Factory and Grand Lux Cafe restaurants will be regularly donated to qualified local and regional agencies, from food banks to soup kitchens and homeless shelters.

•                  Supporting Feeding America, the nation’s food bank network, which helps to feed over 25 million hungry Americans a year.  Feeding America will continue to receive a portion of the proceeds from each slice of The Cheesecake Factory’s 30th Anniversary Chocolate Cake Cheesecake sold this year.  Since introducing the limited-edition cheesecake on July 30, 2008, The Cheesecake Factory has raised in excess of $100,000 for Feeding America.

“Celebrating our 30th anniversary this year has been very gratifying.  But sharing our success with those in need, especially in these difficult times, is even more rewarding as it is rooted in our core values,” said David Overton, Chairman and CEO.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated (NASDAQ: CAKE) created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today.  The company operates 144 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items.  Grand Lux Cafe®, the company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items.  The company also operates one unit of its newest concept, RockSugar Pan Asian Kitchen™, and two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 60 varieties of quality cheesecakes and other baked products.  Additionally, the company licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit www.TheCheesecakeFactory.com.